ZALICUS

ZALICUS REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

CAMBRIDGE, Mass. – October 15, 2013 – Zalicus Inc. (the “Company”) today announced that it has received notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC that the Company has regained compliance with Nasdaq Marketplace Rule 5550(a)(2) relating to the maintenance of a minimum $1.00 bid price. The matter is now closed.

About Zalicus

Zalicus Inc. (Nasdaq Capital Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its potential and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the Zalicus drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com